Exhibit 99.1

FOR IMMEDIATE RELEASE	Edgewell Personal Care
1350 Timberlake Manor Parkway
April 29, 2016	St. Louis, MO 63017

EDGEWELL PERSONAL CARE ANNOUNCES RETIREMENT OF

WARD M. KLEIN AS EXECUTIVE CHAIRMAN IN JULY 2016

President and Chief Executive Officer David P. Hatfield to Succeed Mr. Klein as Chairman

of the Board of Directors

R. David Hoover to Continue Serving as Lead Independent Director

St. Louis—April 29, 2016—Edgewell Personal Care Company (NYSE: EPC) today announced that Ward M. Klein has informed the Board of Directors of his decision to retire as Executive Chairman and step down from the Board, effective July 6, 2016. The Edgewell Board appointed David P. Hatfield, Edgewell’s President and Chief Executive Officer, to succeed Mr. Klein as Chairman of the Board. Mr. Hatfield will continue to serve as President and Chief Executive Officer. R. David Hoover, Lead Independent Director of the Edgewell Board, will continue in this role.

Mr. Klein’s retirement follows 37 years of service to Edgewell and its predecessor company, Energizer Holdings Inc. Mr. Klein previously served as Chief Executive Officer of Energizer from 2005 through the successful separation of Edgewell and Energizer in July 2015. As Energizer’s Chief Executive Officer, Mr. Klein grew the Company’s sales from $2.9 billion in 2005 to $4.1 billion in 2015 and increased Total Shareholder Return (Stock price plus dividends) in excess of 10% per year during that time. Under Mr. Klein’s leadership, Energizer implemented a number of value enhancing actions, including executing numerous acquisitions, undertaking a significant multi-year cost reduction initiative in 2012 and completing the separation of Energizer Holdings into two independent publicly-traded companies.

“I feel deeply privileged to have served at Energizer, and as Executive Chairman of Edgewell during its first year as an independent public company,” said Mr. Klein. “Working closely with the talented management team and Board of Directors, we helped grow and transform Energizer into a leading consumer products company. We then successfully separated the two divisions into standalone global businesses all with the goal of creating significant value for our shareholders. Over the last year, I have supported David Hatfield and the Edgewell Board of Directors to position Edgewell as a strong, independent company, and now is the right time for me to retire. I am leaving Edgewell in capable hands with a deeply talented management team, under David’s proven leadership. I know Edgewell will continue to thrive and create shareholder value and I remain committed to ensuring a smooth transition.”

David P. Hatfield, Edgewell’s President and Chief Executive Officer, said, “On behalf of everyone at Edgewell, we are grateful to Ward Klein for his astute leadership and counsel, his tireless efforts to grow Edgewell and Energizer, and his countless contributions to both companies. Ward was a driving force behind the growth of the Personal Care business during his tenure as Energizer’s CEO and positioning Edgewell on its positive trajectory as a standalone public company this past year. I am honored the Edgewell Board chose me to succeed Ward as Chairman and I will continue to work closely with my fellow directors and outstanding management team as we execute Edgewell’s strategy for future growth and value creation.”

About Ward M. Klein

Mr. Klein served Edgewell and Energizer for more than 30 years — in both international and domestic leadership positions. Mr. Klein was appointed Chief Executive Officer, Energizer Holdings, Inc. in 2005. Prior to that time, he served as Energizer’s President and Chief Operating Officer, as President, International, and as Area Chairman, Asia Pacific and Latin America. He also is lead independent director of Caleres, Inc. and former President and Chairman of Civic Progress St. Louis. Mr. Klein is formerly a director of AmerUs Group Co. and served as Chairman of the Board of the Federal Reserve Bank of St. Louis.

About Edgewell Personal Care

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick(R) and Wilkinson Sword(R) men’s and women’s shaving systems and disposable razors; Edge(R) and Skintimate(R) shave preparations; Playtex(R), Stayfree(R), Carefree(R) and o.b.(R) feminine care products; Banana Boat(R) and Hawaiian Tropic(R) sun care products; Playtex(R) infant feeding, Diaper Genie(R) and gloves; and Wet Ones(R) moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with 6,000 employees worldwide.

Contact

Chris Gough

Vice President, Investor Relations

(203) 944-5706

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